UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                      For the Year Ended December 31, 2002

                                (Amendment No. 3)

                                NORTH BAY BANCORP
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   65747710-5
                                 (CUSIP Number)

                                February 14, 2003
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is Filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
NORTH BAY BANCORP - CUSIP No. 65747710-5                       Page 2 of 4 Pages
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1. Name of reporting persons ...............              Houghton Gifford, M.D.

         S.S. or I.R.S. Identification Nos. of            SS# ###-##-####
         above persons
--------------------------------------------------------------------------------
2. Check the appropriate box if a member of a group       (a) [ ]
                                                          (b) [ ]
--------------------------------------------------------------------------------
3. SEC use only ...............................
--------------------------------------------------------------------------------
4. Citizenship or place of organization .......           United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

5. Sole voting power .....................................124,854

6. Shared voting power .......................................-0-

7. Sole depositive power .................................124,854

8. Shared depositive power .................................. -0-
--------------------------------------------------------------------------------
9. Aggregate amount beneficially owned by                 124,854
   each reporting person.
--------------------------------------------------------------------------------
10. Check if the amount in Row (9)                        [  ]
    excludes certain shares (see
    instructions).
--------------------------------------------------------------------------------
11. Percent of class represented by amount in (9)         5.86%
--------------------------------------------------------------------------------
12. Type of reporting person (see instructions)           IN
================================================================================

                                  SCHEDULE 13G

                            By Houghton Gifford, M.D.
                         Stockholder, North Bay Bancorp

Item 1(a)     Name of Issuer:  North Bay Bancorp

Item 1(b) Address of Issuer's principal executive offices: 1500 Soscol Avenue, Napa, California 94559-1314

Item 2(a)     Name of person filing:  Houghton Gifford, M.D.

Item 2(b)     Address of residence:  3219 Vichy Avenue, Napa, California 94558

Item 2(c)     Citizenship:  United States of America

Item 2(d)     Title of class of securities:  Common Stock

Item 2(e)     CUSIP No.: 65747710-5

Item 3:       Not Applicable

Item 4        Ownership:  The following  information  is provided as of December
              31, 2002

              (a) Amount beneficially owned: 124,854

              (b) Percent of class: 5.86%

              (c) Number of shares as to which the person has:

                        (i) Sole power to vote or to direct the vote: 124,854

                        (ii) Shared power to vote or to direct the vote: -0-

                        (iii)   Sole   power  to   dispose   or  to  direct  the
                        disposition: 124,854

                        (iv)   Shared   power  to   dispose  or  to  direct  the
                        disposition: -0-

Item 5        Ownership of 5 percent or less of a class:  Not Applicable

Item 6 Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7 Identification and Classification of the Subsidiary which acquired the security being reported on by the Parent Holding Company: Not Applicable

Item 8        Identification  and  Classification  of Members of the Group:  Not
              Applicable

Item 9        Notice of Dissolution of Group:  Not Applicable

Item 10       Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January  17, 2003


                                                  /s/  Houghton Gifford, M.D.
                                                  ---------------------------
                                                  Houghton Gifford, M.D.



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